Exhibit 10.1

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 16 C.F.R. §§ 200.80(b)(4) and 17 C.F.R. § 24b-2

JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement (“Agreement”) is executed on November 6, 2015 (the “Effective Date”) by and between Praj Industries Ltd. (CIN L27101PN1985PLC038031), (“Praj”) with its registered office located at “Praj Tower” 274 & 275/2, Bhumkar Chowk-Hinjewadi Road, Hinjewadi, Pune 411057, India and Gevo, Incorporated (a company incorporated under the laws of the State of Delaware in the United States, with offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112, USA), (“Gevo”).

WHEREAS

A.	Praj has pre-existing relationships with certain ethanol plants that use the sugarcane juice, sugarcane syrup, sugarcane molasses, sugar beet juice, sugar beet syrup, sugar beet molasses, cassava, rice, wheat, sorghum and cellulosic sugars (“Feedstock”).

B.	Gevo has developed technology to produce Biobutanol and convert Biobutanol into downstream products. “Biobutanol” means renewable isobutanol.

C.	This Agreement between Praj and Gevo (together, the “Parties” and each individually, a “Party”) establishes a strategic relationship between the Parties to: (i) jointly develop Gevo’s technology for use in plants using the Feedstock; (ii) jointly develop an engineering package for greenfield Biobutanol plants and retrofitting ethanol plants to produce Biobutanol from the Feedstock; and (iii) license Gevo’s technology to build greenfield Biobutanol plants and retrofit certain ethanol plants to produce Biobutanol from the Feedstock (the “Purpose”) upon following terms.

THE PARTIES AGREE AS FOLLOWS:

1.	Development:	Gevo’s biocatalyst has been developed to be used on corn based feedstocks and six carbon sugars from non-corn based feedstocks. It is anticipated that the Parties will need to develop and optimize the parameters to produce Biobutanol from the Feedstock (“Development Work”). The Parties have also entered into that certain Development License Agreement dated November 6, 2015 (the “Development License Agreement”). After the Development Work is completed, Gevo will negotiate commercial license agreements with Praj and third party licensees.

2.	Praj Rights to Services and Equipment:	Praj shall have the exclusive right to supply equipment and process engineering services for greenfield Biobutanol plants and the addition of Biobutanol capacity for the ethanol plants that utilize the Feedstock and use Praj technology as listed on the Plants List in Exhibit A. In the event that any of the ethanol plants listed on the Plants List predominantly utilize corn as its feedstock, then such ethanol plants that predominatly utilize corn as their feedstock shall be deleted from the Plant List. Praj agrees to meet the development milestones specified in Exhibit B of this Agreement (“Development Milestones”). Praj agrees to meet the execution milestones specified in Exhibit B of this Agreement

(“Execution Milestones”, and together with the Development Milestones “Milestones”) to maintain its exclusive right to supply equipment and process engineering services for greenfield Biobutanol plants and the addition of Biobutanol capacity for the ethanol plants that utilize the Feedstock and use Praj technology as listed on the Plants List in Exhibit A.

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3.	License:	Gevo will negotiate and license its technology for producing Biobutanol directly with the plants on the Plants List. Gevo will be the exclusive seller of all Biobutanol produced by the plants on the Plant List. Gevo will also have the right to supply biocatalysts, nutrient packages, and support services to the plants on the Plant List. Praj will be the customer facing entity and engineering procurement and construction (“EPC”) supplier for plants on the Plant List, subject to Praj meeting the Milestones. It is anticipated that Gevo shall negotiate a license with Praj to allow Praj to construct and demonstrate the plant performance for plants on the Plant List. It is anticipated that Gevo shall negotiate licenses with plants on the Plant List to license Gevo’s technology, sell Gevo’s biocatalyst and sell Biobutanol produced by such Plants.

4.	Engineering:

Praj and Gevo will work together to develop the Process Design Package and the Process Package. “Process Design Package” or “PDP” means the specific documentation and manuals created by Praj required for the process for the production of Biobutanol from Feedstocks using the Gevo biocatalyst for the design, engineering, operation, service or maintenance of a plant on the Plant List, including, but not limited to a process description, process and utility flow diagrams, equipment list and equipment process data sheets, materials and effluent plant data, piping and instrument diagrams, process instrumentation philosophy and logic diagrams, plant layout and battery limits, and preliminary process operating manual. The PDPs shall be jointly owned by the Parties. Praj shall have the exclusive right to use the PDPs for plants using Praj technology which are on the Plant List, subject to Praj meeting the Milestones. Both Parties shall have the right to use the PDPs for plants not listed on the Plant List. [ *** ] Praj will provide certain guarantees about the PDPs, to be mutually agreed to by the Parties and defined in the engineering, procurement and construction agreements to be entered into between Praj and the relevant Plants. The Parties shall agree to a draft commercial agreement within a period of ninety (90) days from the Effective Date or such mutually agreeable period.

“Process Package” means the Process Design Package, and all Biobutanol related licensed patents and know-how.

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5.	Joint Venture	The Parties will work together under this Joint Development Agreement and at some point in the future by mutual written agreement, the Parties may decide to establish a new entity and enter into a joint venture.

6.	Representations and Warranties	Each Party represents and warrants to the other Party that as on the Effective Date:

(a) it has power to execute, deliver and perform its obligations under this Agreement and all necessary corporate, shareholder and other action has been taken to authorise such execution, delivery and performance;

(b) this Agreement constitutes legal, valid and binding obligations of such Party, enforceable against it in accordance with its terms;

(c) the execution, delivery and performance of its obligations under this Agreement does not and will not:

(i) contravene its memorandum of association and or its articles of association or any applicable law, regulation or order of any governmental authority or any judgment or decree of any court having jurisdiction over it; or

(ii) conflict with or result in any breach or default under any agreement, instrument, regulation, licence or authorisation binding upon it or any of its assets or properties.

Praj represents and warrants that Praj or any of its subsidiaries has performed engineering and construction work at each of the plants listed on the Plant List.

7.	Applicable law and jurisdiction:	Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed, interpreted and governed in accordance with the laws of New York.

Dispute Resolution. The Parties recognize that bona fide disputes may arise from time to time that may relate to or arise from the Parties’ rights or obligations under this Agreement, including the breach, termination or validity thereof. The Parties shall use all reasonable efforts to resolve such disputes in an amicable manner and shall resolve such disputes in accordance with this Section 7.

(a) Escalation. If the Parties are unable to resolve any such dispute within fifteen (15) days after consultation with each other, a Party shall, by written notice to the other Party, have such dispute referred to the respective nominees of the Parties, who shall be senior executives with the authority to resolve such disputes. Such nominees shall attempt to resolve the referred dispute by good faith negotiations within thirty (30) days after such notice is received.

(b) Mediation. If the designated nominees are unable to resolve such dispute within such thirty (30) day period under Section 7(a), the Parties shall attempt in good faith to resolve such dispute promptly by confidential mediation process under the then-current London Court of International Arbitration Mediation Rules within thirty (30) days after the mediation begins.

(c)	Arbitration. If, after good faith participation in such mediation process set forth in Section 7(b), the Parties are unable to resolve such dispute, such dispute shall be finally resolved by referring the dispute to binding arbitration in accordance with the arbitration rules of the London Court of International Arbitration (“LCIA Rules”) for the time being in force. The juridical seat and venue of the arbitration shall be London, United Kingdom. The Parties shall be entitled to apply to the appropriate court of competent jurisdiction at London for interim or interlocutory relief in respect of such arbitration. The arbitration shall be held in the following manner:

	(i)	All proceedings in any such arbitration shall be conducted in English;

	(ii)	The arbitrator(s) shall be appointed in accordance with the LCIA Rules;

	(iii)	The arbitration award shall be made in accordance with the LCIA Rules and shall be final and binding on the Parties and the Parties agree to be bound thereby and to act accordingly;

	(iv)	The award shall be enforceable in any competent court of law;

	(v)	The award shall be in writing and shall be reasoned award;

	(vi)	The arbitrator(s) may (but shall not be required to) award to the Party that substantially prevails on merits, its costs and reasonable expenses (including reasonable fees of its counsel); and

When any dispute is under arbitration, except for the matters under dispute the Parties shall continue to exercise their remaining respective rights and fulfil their remaining respective obligations under this Agreement.

8.	Limitation of Liability & Indemnification:

In no event shall either Party be liable for any special, indirect, remote, incidental, punitive, exemplary, or consequential damages or losses or claims of any kind, whether in contract, tort, strict liability, gross negligence, intentional wrongful acts or omissions, or otherwise, including lost profits, loss of production, loss of business, loss of opportunity, or other similar damages or losses or claims.

Each Party shall indemnify and keep the other Party, and its their respective officers, employees, directors, representatives and agents indemnified from and against all direct losses, liabilities, obligations, claims, demands, causes of action fines or penalties (including any fines or penalties required by any governmental agency) , fees, costs, charges, expenses, damages (whether or not resulting from third party claims), interest, out-of-pocket expenses, including reasonable attorneys’ and accountants’ fees and dispute resolution costs (if awarded or ordered) (collectively, the “Losses”) which are actually suffered or incurred or sustained by the suffering Party , to the extent that the Losses were caused by the negligent acts or willful material omissions, violations of applicable law relating to the performance of this Agreement, willful misconduct and or breach of this Agreement by the defaulting Party and or its officers, employees, directors, representatives or agents.

9.	Term:	This Agreement shall commence on the Effective Date, and unless earlier terminated, shall remain in full force and effect until two years from the Effective Date and may be extended for subsequent one year extensions with the mutual agreement of both Parties. Notwithstanding the foregoing, this Agreement may be terminated as follows: (a) by mutual agreement of the Parties; (b) in the event the Parties agree to discontinue with the Work Plan within 5 months of the Effective Date (c) if any of the Milestones are not met by their respective due dates; or (d) by a Party forthwith by written notice to the other upon the occurrence of any of the following events: (i) the other Party is in material breach of this Agreement and fails to remedy such breach within [ *** ] days (or in the event or case of a non-disputed payment due, [ *** ] days after receipt of written notice from the other Party identifying the breach; (ii) upon a change of control of either Party,; or (iii) the other party enters into bankruptcy, whether voluntary or involuntary, is dissolved or wound up compulsorily under applicable laws or if an order shall be made or an effective resolution is passed for the winding up or dissolution or bankruptcy of the other Party; or (iv) the other Party compounding with its creditors generally; or (v) the other Party has a receiver trustee or administrator appointed for all or any of its assets, which affects its ability to perform its obligations under this Agreement; or (vi) ceases or threatens to cease to carry on its business as usual. The termination of this Agreement shall not terminate any commercial license agreements entered into by Gevo and any erection, procurement, supply agreements entered into by Praj with third parties.	*

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10.	Cooperation:	The Parties agree to co-operate to develop the business case for end customers to manufacture Biobutanol based products with various end applications such as ATJ (Alcohol To Jet) Fuel, chemicals, solvents, fuel blend stocks, other hydrocarbon products etc.

11.	Other:	This Agreement may not be amended except by a written instrument signed by both Parties. Neither Party will assign this Agreement without the prior written consent of the other Party. This Agreement may be executed in multiple counterparts, all of the same Agreement which when taken together shall constitute one and the same instrument. Section headings and references are for convenience only and will not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. The Parties are and shall remain independent contractors of each other and neither Party is or shall be considered an agent or partner of the other Party. Neither Party is authorized to bind the other Party to any legal obligation. Each Party to this Agreement shall bear and pay all fees, costs and expenses (including all legal fees and expenses, that have been incurred or that are in the future incurred by, on behalf of or for the benefit of such Party in connection with: (i) the negotiation, preparation and review of this Agreement; (ii) the investigation and review conducted by such Party and its representatives related to this Agreement; (iii) the negotiation, preparation and review of this Agreement and any of the documents delivered in connection herewith; (iv) the preparation and submission of any filing or notice required to be made or given in connection with this Agreement; and (v) the consummation and performance of the transactions contemplated in this Agreement.

12.	NDA	The Parties have previously entered into that certain Mutual Non-Dislosure Agreement (the “NDA”) attached hereto as Exhibit C. The NDA is hereby incorporated by reference in its entirety and made a part of this Agreement with the same force and effect as if it was contained in the full text of this Agreement.

Praj Industries Ltd.		Gevo, Inc..

By:	/s/ Vasudeo Joshi	By:	/s/ Patrick R. Gruber
Name:	Vasudeo Joshi	Name:	Patrick R. Gruber
Title:	Associate Vice President	Title:	CEO

Exhibit A

PLANTS LIST

TECHNOLOGY / ENGINEERING SERVICES / SUPPLY OF

EQUIPMENT & MACHINERY

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Exhibit B

Milestones

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Exhibit C

Non-Disclosure Agreement

[Omitted.]	*

Exhibit D

Work Plan

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* Confidential Treatment Requested